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                                                                    Exhibit 3.15

                          Certificate of Incorporation

                                       of

                              BroMar Services, Inc.

  1. Name. The name of the corporation is BroMar Services, Inc.

  2. Registered Office. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

  3. Business Purpose. The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

  4. Authorized Shares. The total number of shares of stock which the corporation shall have authority to issue is Two Thousand (2,000) shares of Common Stock. All of the shares of such stock shall be without par value.

  5. Incorporator. The name and mailing address of the incorporator is Henry J. Underwood, Jr., 200 S. Michigan Avenue, Suite 1100, Chicago, Illinois 60604.

  6. Corporate Life. The corporation is to have perpetual existence.

  7. Right to Indemnification. Each person who at any time is or shall have been a director or officer of the corporation or is or shall have been serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall, without further action by this corporation, be indemnified by this corporation in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware as in effect as of the date hereof or as amended from time to time. If authorized by the board of directors, and upon such terms and conditions as it deems appropriate,

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the corporation may extend such right of indemnification to a person who at any time is or shall have been an employee or agent of the corporation or shall have been serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. If authorized by the board of directors, the corporation may elect to advance expenses (including attorneys' fees) actually and reasonably incurred by any party in connection with a claim for indemnification hereunder. The board of directors may attach such terms and conditions to the advancement of expenses as it deems appropriate, in addition to those required by law. If authorized by the board of directors, the corporation may purchase and maintain insurance on behalf of any such person to the full extent permitted by the General Corporation Law of the State of Delaware as in effect as of the date hereof or as amended from time to time. If the corporation pays indemnity or makes an advance of expenses to a director, officer, employee or agent, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

         THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 19th day of January, 1994.

                                                     /s/ Henry J. Underwood, Jr.
                                                     ---------------------------
                                                     Henry J. Underwood, Jr.
                                                     Incorporator